Exhibit 99.1

For Information:
Robin Brown
Executive Vice President
(803) 951-0507
rbrown@firstcommunitysc.com

First Community Bank Expands its Executive Leadership Team

January 3, 2017 (Lexington, SC) – First Community Bank is pleased to announce that Tanya Butts has joined its executive leadership team in the newly created position of Chief Operations Officer & Chief Risk Officer. With more than 25 years of experience in the financial services industry, she will lead a team responsible for the day-to-day operational activities of the bank including information technology, deposit and loan operations, compliance, audit, security and facilities.

Ms. Butts brings an extensive knowledge of industry processes and best practices having served in senior leadership roles at regional and national banks. She has significant experience in operations, technology, and process improvement. In this role, she will foster the bank’s continued growth while staying focused on risk management, customer satisfaction and financial results.

“We are thrilled to welcome Tanya to the First Community Bank team,” said Mike Crapps, President and CEO of First Community Bank. “It’s not often you come across someone with such a broad range of experience and a keen understanding of the connectivity of technology, operations, and risk to the ultimate customer experience. Further, Ms. Butts adds leadership depth to our executive team, which will allow others to devote more of their expertise to important balance sheet areas, such as investment portfolio management and quality loan portfolio growth.”

Tanya has been a Midlands resident for 11 years and is active in the community serving as a mentor with the Columbia College Leadership Program and as past Vice Chair of the Women in Philanthropy Education and Advocacy Committee, a nonprofit organization dedicated to making a positive difference in communities through leadership, fundraising, grant awards, advocacy and mentoring.

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First Community Bank, founded in 1995 and headquartered in Lexington, South Carolina, is a wholly owned subsidiary of First Community Corporation (NASDAQ: FCCO). First Community is a full service commercial bank offering deposit and loan products and services, residential mortgage lending, and financial planning/investment advisory services for businesses and consumers. First Community has a network of 16 banking offices located in the Midlands, Aiken, and Greenville, South Carolina and Augusta, Georgia.